                                                                      EXHIBIT 23



                        Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 33-72021 pertaining to the Dividend Reinvestment and Direct Shares Purchase plan, Form S-3 No. 33-78727 pertaining to the shelf registration of 5,000,000 common shares, Form S-4 No. 33-78803 pertaining to the shelf registration of 5,000,000 common shares, Form S-8 No. 333-76625 pertaining to the 1997 Share Incentive Plan of Entertainment Properties Trust) of our report dated March 28, 2002 with respect to the consolidated financial statements and schedule of Entertainment Properties Trust included in this Annual Report (Form 10-K) for the year ended December 31, 2001.

                                                              Ernst & Young, LLP


Kansas City, Missouri
March 28, 2002





                                       39